Contacts:
Ligand Pharmaceuticals Incorporated	LHA
John L. Higgins, CEO	Bruce Voss, bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports Fourth Quarter and Full Year 2014 Financial Results
Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (February 9, 2015) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and 12 months ended December 31, 2014, and provided an operating forecast and program updates.

Financial highlights for the fourth quarter of 2014 include (all comparisons are with the fourth quarter of 2013):

•	Total revenues increased 56% to $23.0 million, and royalty revenues increased 32% to $9.4 million

•	Non-GAAP net income from continuing operations was $0.60 per diluted share

•	Net income increased 278% to $7.1 million, or $0.34 per diluted share

A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Non-GAAP Financial Measures.”

“We closed out 2014 with strong fourth quarter financial results and partners reporting numerous positive late-stage clinical and regulatory events, both in the U.S. and the EU,” said John Higgins, Chief Executive Officer of Ligand. “Looking back at the year and recent weeks, in the U.S. our partners announced positive Phase 3 data on three different programs and approvals of two New Drug Applications. In Europe, our partners announced the approval of two regulatory submissions. Ligand is primed for accelerating financial growth given the prospect of many potential new products and new indications coming online over the next couple of years and the increasing royalties from Promacta and Kyprolis.”

Higgins continued, “We also completed two multi-product licensing transactions during the year, part of 14 licensing transactions during the year. We enjoy a partnered pipeline of more than 100 fully-funded programs. We estimate that our partners will spend more than $1.1 billion on R&D to advance these programs during 2015, a spending level up significantly over 2014 given the increase in number of programs and the more advanced stage of the partnered assets. We made significant repurchases of Ligand's stock in the fourth quarter given our continued strong financial performance and confidence in the business going forward. Also, in early 2015 we promoted Matt Foehr to President in recognition of his outstanding contributions to Ligand.”

Fourth Quarter 2014 Financial Results
Total revenues for the fourth quarter of 2014 were $23.0 million, an increase of 56% compared with $14.7 million for the same period in 2013. Royalty revenues increased 32% to $9.4 million from $7.1 million for the same period in 2013, primarily due to higher royalties from Promacta® and Kyprolis®. Material sales increased to $13.0 million from $6.8 million for the same period in 2013 due to higher demand from customers for Captisol® for both clinical and commercial uses.

Cost of goods sold was $4.0 million for the fourth quarter of 2014, compared with $1.3 million for the fourth quarter of 2013, with the increase primarily due to higher material sales. Research and development expenses for the fourth quarter of 2014 were $3.2 million, compared with $2.4 million for the same period of 2013 primarily due to higher non-cash stock-based compensation expense and an increase in spending on the Glucagon clinical trial. Other operating costs and expenses for the fourth quarter of 2014 were $6.2 million, compared with $4.6 million for the same period of 2013. The increase is primarily due to costs incurred for business development activities and higher non-cash stock-based compensation expense.

Net income for the fourth quarter of 2014 was $7.1 million, or $0.34 per diluted share, compared with net income for the fourth quarter of 2013 of $1.9 million, or $0.09 per diluted share. Non-GAAP net income from continuing operations for the fourth quarter of 2014 was $12.5 million, or $0.60 per diluted share, compared with non-GAAP net income from continuing operations for the fourth quarter of 2013 of $7.5 million, or $0.35 per diluted share.

During the year, Ligand repurchased approximately 1.25 million shares of its common stock at a total price of approximately $68.0 million, as part of an authorized $200 million repurchase program. In the fourth quarter, Ligand repurchased 0.6 million shares for $29.4 million.

As of December 31, 2014, Ligand had cash, cash equivalents, short-term investments and restricted investments of $168.6 million.

Full-Year Financial Results
Total revenues for 2014 increased 32% to $64.5 million compared with $49.0 million for 2013. Royalty revenues increased to $30.0 million from $23.6 million for 2013, primarily due to higher royalties from Promacta® and Kyprolis®. Material sales increased to $28.5 million from $19.1 million in 2013 due to timing of customer purchases of Captisol for both clinical and commercial uses.

Cost of goods sold was $9.1 million for 2014, compared with $5.7 million for 2013, with the increase primarily due to higher Captisol sales. Research and development expenses for 2014 were $12.1 million, compared with $9.3 million for 2013 primarily due to higher non-cash stock-based compensation expense and an increase in spending on the Glucagon clinical trial. Other operating costs and expenses from continuing operations for the year were $23.7 million, compared with $18.5 million for 2013 due primarily to costs incurred for business development activities and higher non-cash stock-based compensation expense.

Net income from continuing operations for 2014 was $12.0 million, or $0.56 per diluted share, compared with net income from continuing operations of $8.8 million, or $0.43 per share, for 2013. Non-GAAP net income from continuing operations for 2014 was $32.6 million, or $1.52 per diluted share, compared with $19.0 million, or $0.92 per diluted share, for 2013.

2015 Financial Forecast
Affirming its previous full-year 2015 financial forecast, the Company expects total revenues to be between $81.0 million and $83.0 million, and non-GAAP earnings per diluted share to be between $2.14 and $2.18. The Company expects that approximately half of 2015 revenue will be derived from royalties.

For the first quarter of 2015, Ligand expects total revenues to be between $13.0 million and $13.5 million and non-GAAP earnings per diluted share to be between $0.25 and $0.27. The non-GAAP earnings per diluted share guidance does not include changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock based compensation expense and non-cash debt related costs.

Fourth Quarter and Recent Business Highlights
Partnered Programs - Recent Marketing Approvals

•
Pfizer received European Union (EU) marketing approval for DUAVIVE® (conjugated estrogens/bazedoxifene) from the European Commission. DUAVIVE (marketed as DUAVEE® in the U.S.) is indicated for the treatment of estrogen deficiency symptoms in postmenopausal women with a uterus, with at least 12 months since last menses, for whom treatment with progestin-containing therapy is not appropriate. Ligand will be entitled to a milestone payment once Pfizer obtains pricing in a major European market.

•	Ligand partner Merck obtained approval in Canada for Captisol-enabled Posanol-IV® (marketed as Noxafil-IV® in the U.S. and EU).

Partnered Programs - Recent Regulatory Submissions and Regulatory Progress

•
GlaxoSmithKline (GSK) announced EU regulatory submission of Revolade™ (eltrombopag) for severe aplastic anemia (SAA). There are currently no approved therapies available in the EU for patients with SAA; of those patients unresponsive to initial therapy, approximately 40% die from infection or bleeding within five years of diagnosis.

•
GSK also announced submissions of a supplemental New Drug Application to the FDA for Promacta® (eltrombopag) and a variation to the Marketing Authorization to the European Medicines Agency (EMA) for Revolade® for an additional indication in pediatric patients with chronic immune (idiopathic) thrombocytopenia (ITP) who have had an insufficient response to corticosteroids, immunoglobulins or splenectomy. ITP affects as many as 5 in 100,000 children each year.

•
Spectrum Pharmaceuticals submitted a New Drug Application to the FDA for Captisol-enabled™ Melphalan HCl for injection (propylene glycol-free) for use as a high-dose conditioning treatment prior to stem cell transplantation in patients with multiple myeloma (MM). Spectrum is also seeking approval for palliative treatment of patients with MM for whom oral therapy is not appropriate.

•
Amgen announced submissions in the United States and EU for Kyprolis® for relapsed multiple myeloma. The U.S. submission is designed to support conversion from accelerated approval to full FDA approval and also expand the current approved indication for the drug. Amgen also announced that Kyprolis® received Orphan Designation Accelerated Assessment by the EMA.

•	Retrophin announced that it received orphan drug designation from the FDA for Sparsentan for focal segmental glomerulosclerosis (FSGS).

Partnered Program Progress - Recent Clinical Updates and Other Events

•
Merck reported that the current Phase 3 program for its BACE inhibitor (MK-8931) in development for Alzheimer's disease is under the close supervision of a Data Safety Monitoring Board (DSMB), that to date the DSMB has indicated that no changes have been recommended to the study. Merck highlighted that some patients have now been on the drug for nearly two years. Merck also reported that its BACE inhibitor for Alzheimer’s disease is addressing a healthcare issue that could create costs of more than $1 trillion in the United States by the year 2050.

•
Melinta Therapeutics reported positive top-line results from the first of two Phase 3 studies to evaluate Captisol-enabled Delafloxacin, compared with vancomycin + aztreonam for the treatment of patients with acute bacterial skin and skin structure infections. Captisol-enabled Delafloxacin met the study’s primary endpoint of a reduction in the measurement of lesion erythema at the primary infection site at 48 to 72 hours, the endpoint required by the FDA. It also was comparable to vancomycin in the study’s secondary endpoints, including investigator assessment of signs and symptoms of infection at the follow-up visit, a metric required by the EMA.

•
Positive Kyprolis® (carfilzomib) Phase 3 ASPIRE trial data were published in the New England Journal of Medicine and were also presented at the 56th American Society of Hematology annual meeting. ASPIRE enrolled 792 relapsed or refractory multiple myeloma patients from 20 countries. Patients had received one to three prior regimens (on average, two). The addition of carfilzomib to lenalidomide and dexamethasone led to significantly improved outcomes in patients with relapsed multiple myeloma, with a clinically relevant 31% decrease in the risk of disease progression or death and an increase of 8.7 months in the median progression free survival (26.3 months in the carfilzomib group vs. 17.6 months in the control group).

•
SAGE Therapeutics reported updated data from its on-going Phase 1/2 clinical trial and emergency use program of SAGE-547 in patients with super-refractory status epilepticus (SRSE). The updated data showed greater than 70% response rate observed in two patient groups. Sage also announced the initiation of Phase 2a exploratory studies of SAGE-547 in postpartum depression and essential tremor.

•	TG Therapeutics announced plans to start clinical development for its Ligand-partnered IRAK-4 inhibitor program in the second half of 2015 for oncology indications.

•	Ligand partner Coherus Biosciences completed an initial public offering of common stock, raising gross proceeds of $81.5 million.

New Licensing Deals

•	In the fourth quarter, Ligand entered into its 14th licensing agreement of 2014, a new clinical-stage agreement for a Captisol-enabled program with Novogen Ltd.

•
In February, Ligand announced a license agreement with Sermonix for oral lasofoxifene for the United States and additional territories. Under the terms of the agreement, Ligand is entitled to receive up to $45 million in potential regulatory and commercial milestone payments and tiered royalties of 6% to 10% on future net sales. Lasofoxifene is an estrogen partial agonist for the treatment of osteoporosis and other diseases.

Non-GAAP Financial Measures
The adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures discussed above (and in the tables below) for the three and 12 months ended December 31, 2014 and 2013 exclude changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, and non-cash debt related costs.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes that the presentation of non-GAAP financial measures provides useful supplementary information to investors and reflects amounts that are more closely aligned with the cash profits for the period as the items that are excluded from non-GAAP net income are all non-cash items. Ligand uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call
Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions.  To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until

March 9, 2015 at 9:00 a.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 13598908. Individual investors can access the webcast at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company with a business model that is based upon the concept of developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Amgen Inc., Merck, Pfizer, Baxter International and Eli Lilly & Co. Please visit www.captisol.com for more information on Captisol and www.ligand.com for more information on Ligand.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future growth and financial prospects, future R&D spending by Ligand's partners, Ligand's outlook for Captisol orders, expected value creation for shareholders, new potential products, the market potential for MK-8931, and guidance regarding first-quarter and full-year 2015 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2015 or beyond, that Ligand's 2015 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, excluding per-share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Royalties	$9,421	$7,118	$29,994	$23,584
Material sales	12,962	6,811	28,488	19,072
Collaborative research and development and other revenues	615	808	6,056	6,317
Total revenues	22,998	14,737	64,538	48,973
Operating costs and expenses:
Cost of goods sold	4,002	1,317	9,136	5,732
Research and development	3,199	2,374	12,122	9,274
General and administrative	5,598	4,420	22,570	17,984
Lease exit and termination costs	562	201	1,084	560
Write-off of in-process research and development	—	—	—	480
Total operating costs and expenses	13,361	8,312	44,912	34,030
Gain from operations	9,637	6,425	19,626	14,943
Other expense, net	(2,370)	(452)	(3,189)	(2,140)
Increase in contingent liabilities	(255)	(3,965)	(5,135)	(3,597)
Income tax expense	(279)	(139)	(410)	(374)
Income from continuing operations including noncontrolling interests	6,733	1,869	10,892	8,832
Less: Net loss attributable to noncontrolling interests	(323)	—	(1,132)	—
Income from continuing operations	7,056	1,869	12,024	8,832
Income from discontinued operations, net of taxes	—	—	—	2,588
Net income	$7,056	$1,869	$12,024	$11,420

Basic per-share amounts:
Income from continuing operations	$0.35	$0.09	$0.59	$0.43
Income from discontinued operations	—	—	—	0.13
Net income	$0.35	$0.09	$0.59	$0.56
Diluted per-share amounts:
Income from continuing operations	$0.34	$0.09	$0.56	$0.43
Income from discontinued operations	—	—	—	0.12
Net income	$0.34	$0.09	$0.56	$0.55

Weighted average number of common shares-basic	19,878,088	20,442,603	20,418,569	20,312,395
Weighted average number of common shares-diluted	20,792,363	21,056,156	21,433,177	20,745,454

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and short-term investments	$167,336	$15,979
Accounts receivable, net	12,634	2,222
Inventory	269	1,392
Other current assets	4,597	959
Current portion of co-promote termination asset	322	4,329
Total current assets	185,158	24,881

Restricted cash and investments	1,261	1,341
Property and equipment, net	486	867
Goodwill and other identifiable intangible assets	62,961	65,337
Commercial license rights	4,568	4,571
Long-term portion of co-promote termination asset	—	7,417
Other assets	3,595	299
Total assets	$258,029	$104,713

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$22,123	$15,501
Current portion of co-promote termination liability	322	4,329
Current portion of note payable	334	9,109
Total current liabilities	22,779	28,939

Long-term portion of co-promote termination liability	—	7,417
Long-term portion of deferred revenue	2,085	2,085
Long-term debt	195,908	—
Other long-term liabilities	12,849	16,659
Total liabilities	233,621	55,100
Total Ligand Pharmaceuticals stockholders' equity	26,318	49,613
Noncontrolling interests	(1,910)	—
Total liabilities and stockholders' equity	$258,029	$104,713

LIGAND PHARMACEUTICALS INCORPORATED
NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, excluding per-share data)

	Three months ended December 31,		Year ended December 31
	2014	2013	2014	2013

Net income from continuing operations	$7,056	$1,869	$12,024	$8,832
Increase in contingent liabilities	255	3,965	5,135	3,597
Mark-to-market adjustment for investments owed to licensors	203	107	465	437
Non-cash stock-based compensation expense	2,475	1,517	11,270	5,666
Write-off of in-process research and development	—	—	—	480
Non-cash debt related costs	2,471	—	3,693	—
Non-GAAP net income from continuing operations	$12,460	$7,458	$32,587	$19,012
Diluted per-share amounts attributable to common shareholders:
Net income from continuing operations	$0.34	$0.09	$0.56	$0.43
Increase in contingent liabilities	$0.01	$0.18	$0.24	$0.18
Mark-to-market adjustment for investments owed to licensors	$0.01	$0.01	$0.02	$0.02
Stock-based compensation expense	$0.12	$0.07	$0.53	$0.27
Write off of in-process research and development	$—	$—	$—	$0.02
Non-cash debt related costs	$0.12	$—	$0.17	$—
Non-GAAP net income from continuing operations	$0.60	$0.35	$1.52	$0.92

Weighted average number of common shares-diluted	20,792,363	21,056,156	21,433,177	20,745,454

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